                                                                     EXHIBIT 2.1








                      AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                                POPMAIL.COM, INC.
                           IZ ACQUISITION CORPORATION
                               IZ.COM INCORPORATED
                                       AND
                                VIRTUAL GROUP LLC

                                JANUARY 21, 2000

                                TABLE OF CONTENTS

                                                                                                                   PAGE
                                                                                                                   ----
1.       Certain Definitions..........................................................................................2

2.       The Merger...................................................................................................5
         2.1      Merger; Effective Time..............................................................................5
         2.2      Closing.............................................................................................5
         2.3      Effect of the Merger................................................................................5

3.       Effect of Merger on the Capital Stock of the Constituent Corporations; Exchange of
         Certificates; Additional Payments............................................................................6
         3.1      Certain Definitions.................................................................................6
         3.2      Exchange of Stock; Rights to Additional Payments....................................................6
         3.3      Company Options and Warrants........................................................................6
         3.4      Conversion of Sub Common Stock......................................................................7
         3.5      Adjustments to Parent Common Stock..................................................................7
         3.6      Fractional Shares...................................................................................7
         3.7      Exchange of Certificates............................................................................7
         3.8      Further Action......................................................................................9
         3.9      Dissenters'Rights...................................................................................9
         3.10     Dissenting Shares After Payment of Fair Value......................................................10
         3.11     Tax Consequences...................................................................................10

4.       Securities Act Compliance...................................................................................10

5.       Representations and Warranties of the Company...............................................................10
         5.1      Organization and Standing..........................................................................10
         5.2      Authorization......................................................................................10
         5.3      Subsidiaries.......................................................................................11
         5.4      Capitalization.....................................................................................11
         5.5      Title to Properties and Assets; Liens..............................................................11
         5.6      Financial Statements...............................................................................11
         5.7      Patents, Trademarks................................................................................12
         5.8      Material Contracts and Commitments.................................................................12
         5.9      Compliance with Other Instruments, Laws; No Instruments Burdensome.................................12
         5.10     Litigation.........................................................................................13
         5.11     Employees..........................................................................................13
         5.12     Brokers or Finders.................................................................................13
         5.13     Permits............................................................................................13
         5.14     Employee Benefit Plans.............................................................................13

                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                                                                    PAGE
                                                                                                                    ----
6.       Representations and Warranties of Parent and Sub............................................................13
         6.1      Organization and Standing..........................................................................13
         6.2      Authorization......................................................................................13
         6.3      Subsidiaries.......................................................................................14
         6.4      Capitalization.....................................................................................14
         6.5      SEC Filings........................................................................................15
         6.6      Title to Properties and Assets; Liens..............................................................15
         6.7      Patents, Trademarks................................................................................16
         6.8      Material Contracts and Commitments.................................................................16
         6.9      Compliance with Other Instruments, Laws; No Instruments Burdensome.................................16
         6.10     Litigation.........................................................................................16
         6.11     Employees..........................................................................................16
         6.12     Brokers or Finders.................................................................................17
         6.13     Permits............................................................................................17
         6.14     Employee Benefit Plans.............................................................................17

7.       Pre-Closing Covenants.......................................................................................17
         7.1      General............................................................................................17
         7.2      Notices and Consents...............................................................................17
         7.3      Operation of Business..............................................................................17
         7.4      Access to Information..............................................................................18
         7.5      Notice of Developments.............................................................................18
         7.6      Shareholder Approval...............................................................................18
         7.7      Confidentiality....................................................................................18
         7.8      FIRPTA Compliance..................................................................................19
         7.9      Additional Documents and Further Assurances........................................................19

8.       Post-Closing Covenants......................................................................................19
         8.1      General............................................................................................19
         8.2      Litigation Support.................................................................................20
         8.3      Tax Free Reorganization............................................................................20
         8.4      Employee Benefits..................................................................................20
         8.5      Indemnification of Directors and Officers..........................................................21

9.       Conditions to Obligations to Close..........................................................................22
         9.1      Conditions to Parent's and Sub's Obligation to Close...............................................22
         9.2      Conditions to the Company's Obligations............................................................23

                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                                                                    PAGE
                                                                                                                    ----
10.      Survival of Representations, Warranties and Covenants; Indemnity............................................25
         10.1     Survival of Representations and Warranties.........................................................25
         10.2     Indemnity..........................................................................................26

11.      Termination.................................................................................................27
         11.1     Termination of the Agreement.......................................................................27
         11.2     Effect of Termination..............................................................................28

12.      Miscellaneous...............................................................................................28
         12.1     Press Releases and Public Announcements............................................................28
         12.2     No Third-Party Beneficiaries.......................................................................28
         12.3     Entire Agreement and Modification..................................................................28
         12.4     Succession and Assignment..........................................................................29
         12.5     Counterparts.......................................................................................29
         12.6     Headings...........................................................................................29
         12.7     Notices............................................................................................29
         12.8     Governing Law......................................................................................30
         12.10    Waivers............................................................................................30
         12.11    Severability.......................................................................................31
         12.12    Expenses...........................................................................................31
         12.13    Construction.......................................................................................31
         12.14    Disclosure Letters.................................................................................31
         12.15    Attorneys'Fees.....................................................................................31
         12.16    Further Assurances.................................................................................32
         12.17    Time of Essence....................................................................................32

EXHIBITS

Exhibit A         Certificate of Merger
Exhibit B         Form of Parent Voting Agreement
Exhibit C         Form of Company Voting Agreement
Exhibit D         Form of Employment Agreement
Exhibit E         Opinion of Company Counsel
Exhibit F         Opinion of Parent Counsel
Exhibit G         Form of Registration Rights Agreement
Exhibit H         Certificate of Designation of Series F Preferred Stock

                      AGREEMENT AND PLAN OF REORGANIZATION

     This Agreement and Plan of Reorganization (the "AGREEMENT") is entered into as of January 21, 2000, by and among Popmail.com, Inc., a Minnesota corporation ("PARENT"), IZ Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Parent ("SUB"), and IZ.com Incorporated, a Delaware corporation (the "COMPANY"), and, as to Sections 10.2 and12 only, Virtual Group LLC, a Nevada limited liability company ("VG"). Parent, the Company, Sub and, where applicable, VG, are sometimes referred to herein individually as a "PARTY" and collectively as the "PARTIES."


                                    RECITALS

     A. Pursuant to the Certificate of Merger in the form attached hereto as EXHIBIT A (the "CERTIFICATE OF MERGER") providing for the merger of Sub with and into the Company (the "MERGER") pursuant to the Delaware General Corporation Law, the shares of Company Capital Stock (as defined in SECTION 2.1 hereof) issued and outstanding immediately prior to the Effective Time will be converted into shares of Parent Preferred Stock (as defined in SECTION 2.1 hereof) and all options and warrants to acquire capital stock of the Company will be converted into rights to acquire Common Stock of Parent.

     B. The Parties desire to enter into this Agreement for the purpose of setting forth certain representations, warranties and covenants made as an inducement to the execution and delivery of this Agreement, and to serve as conditions precedent to the consummation of the Merger.

     C. The respective Boards of Directors of Parent, Sub and the Company have approved and adopted this Agreement, and this Agreement is intended to be a plan of reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE").

     D. Concurrent with the execution of this Agreement, as a material inducement to Parent and Sub, certain shareholders of the Company are entering into voting agreements in the form of EXHIBIT B hereto (the "COMPANY VOTING AGREEMENTS"), and employment agreements in the form of EXHIBIT D hereto (the "EMPLOYMENT AGREEMENTS") and as a material inducement to the Company, certain shareholders of Parent are entering into voting agreements in the form of EXHIBIT C hereto (the "PARENT VOTING AGREEMENTS").

     NOW, THEREFORE, in consideration of these premises and of the mutual agreements, representations, warranties and covenants herein contained, the Parties do hereby agree as follows:

                                    AGREEMENT

     1. CERTAIN DEFINITIONS. As used in this Agreement, the following terms have the following meanings (terms defined in the singular to have a correlative meaning when used in the plural and vice versa). Certain other terms are defined in the text of this Agreement.

                   "AFFILIATE" of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person.

                  "AVERAGE SHARE PRICE" means the average closing sales prices of the Parent Common Stock as reported by the Nasdaq Small Cap Market for the five (5) business days ending two business days prior to the Closing.

                  "BEST EFFORTS" means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible.

                  "BUSINESS" means (i) in the case of the Company, the business of retail e-commerce sales and integrated television and e-mail-based merchandising, and (ii) in the case of Parent, the business of providing outsourced e-mail marketing services.

                  "COMPANY COMMON STOCK" means shares of Common Stock of the Company, $.001 par value.

                  "COMPANY PREFERRED STOCK" means shares of Preferred Stock of the Company, $.001 par value.

                  "BUSINESS CONDITION" means the current business, financial condition, results of operations and assets of a corporate entity.

                  "COMPANY DISCLOSURE LETTER" means the Company Disclosure Letter delivered by the Company to Parent concurrently with the execution and delivery of this Agreement, which specifically references any exceptions to the representations and warranties of the Company set forth in SECTION 5 hereof.

                  "COMPANY INTELLECTUAL PROPERTY" means any Technology and Intellectual Property Rights including the Company Registered Intellectual Property Rights (as defined below) that are owned (in whole or in part) by or exclusively licensed to the Company.

                  "COMPANY STOCKHOLDERS" means the stockholders of record of the Company immediately prior to the Effective Time (other than the holders of Dissenting Shares, if any).

                  "CONTEMPLATED TRANSACTIONS" means all of the transactions contemplated by this Agreement, including:

                  (a) the merger of Sub with and into the Company, the issuance by Parent of the Parent Common Stock and Parent's acquisition and ownership of the Company and exercise of control over the Company;

                  (b) the execution, delivery, and performance of the Employment Agreements, the Voting Agreements, and the Affiliate Agreements and the Non-Competition Agreement;

                  (c) the performance by Parent, the Company and Sub of their respective covenants and obligations under this Agreement.

                  "GOVERNMENTAL BODY" means any:

                  (a) nation, province, state, county, city, town, village, district, or other jurisdiction of any nature;

                  (b) federal, provincial, state, local, municipal, foreign, or other government;

                  (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

                  (d)    multi-national organization or body; or

                  (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

                  "KNOWLEDGE" --an individual will be deemed to have "KNOWLEDGE" of a particular fact or other matter if:

                  (a) such individual is actually aware of such fact or other matter; or

                  (b) a prudent officer or director would be expected to discover or otherwise become aware of such fact or other matter in the course of performing or complying with the responsibilities and obligations commonly associated with such person's position.

                  (c) Parent will be deemed to have "KNOWLEDGE" of a particular fact or other matter if an officer or director of Parent has Knowledge of such fact or other matter. The Company will be deemed to have "KNOWLEDGE" of a particular fact or other matter if an officer or director of the Company has knowledge of such fact or other matter.

                  "LEGAL REQUIREMENTS" means any federal, state, local, municipal, foreign or other law, statute, constitution, principle, of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

                  "MATERIAL ADVERSE EFFECT" shall mean as to the Company or Parent, a material adverse effect on the current business, financial condition, results of operations and assets of the Company or Parent, as the case may be (other than as a result of (i) general economic or industry conditions or conditions in the Company's or Parent's Business, as the case may be, or (ii) performance by the Company or Parent, a the case may be, of its obligations under, or the taking of any actions contemplated or permitted by, this Agreement, (iii) changes in law or generally accepted accounting principles, or
(iv) the announcement or pendency of any of the Contemplated Transactions).

                  "MERGER CONSIDERATION" means a number of 425,000 shares of Parent Preferred Stock; provided however that in the event that, prior to the Closing, Parent acquires for cash 73,171 of the shares of Company Preferred Stock held by Archery Venture Partners, L.P. in accordance with Section 8.8 hereof, then the Merger Consideration shall be reduced to 417,917 shares of Parent Preferred Stock.

                  "ORDINARY COURSE OF BUSINESS": an action taken by either of Parent or the Company will be deemed to have been taken in the "Ordinary Course of Business" only if:

                  (a) such action is consistent with the past practices of such Party and is taken in the ordinary course of the day-to-day operations of such Party; and

                  (b) such action is not required to be authorized by the board of directors of such Party or any committee or delegee thereof.

                  "PARENT DISCLOSURE LETTER" means the Parent Disclosure Letter delivered by Parent to the Company concurrently with the execution and delivery of this Agreement, which specifically references any exceptions to the representations and warranties of Parent and Sub set forth in Section 6 hereof.

                  "PARENT PREFERRED STOCK" means shares of Series F Preferred Stock of Parent, $.01 par value, with the rights, preferences and priviliges set forth in the Certificate of Designation of Series F Preferred Stock of Parent attached hereto as EXHIBIT H.

                  "PARENT SEC REPORTS" has the meaning set forth in SECTION 6.5.

                  "PERSON" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

                  "REPRESENTATIVES" means, with respect to a Person, that Person's officers, directors, employees, accountants, counsel, investment bankers, financial advisors, shareholders and other representatives.

                  "SEC" means the United States Securities and Exchange Commission.

     2.           THE MERGER.

                  2.1 MERGER; EFFECTIVE TIME. Subject to the terms and conditions of this Agreement and the applicable provisions of the Delaware General Corporation Law ("DELAWARE LAW"), Sub will be merged with and into the Company (the "MERGER"), the separate existence of Sub shall cease and the Company shall continue as the surviving corporation and as a wholly owned subsidiary of Parent. In accordance with the provisions of this Agreement, the Certificate of Merger shall be filed with the Delaware Secretary of State in accordance with Delaware Law and each issued and outstanding share of capital stock of the Company ("COMPANY CAPITAL STOCK"), shall be converted into shares of Parent Preferred Stock in the manner contemplated by SECTION 3. The Merger shall become effective at the time of the acceptance of the Certificate of Merger by the Delaware Secretary of State (the date of such acceptance being hereinafter referred to as the "EFFECTIVE DATE" and the time of such acceptance being hereinafter referred to as the "EFFECTIVE TIME").

                  2.2 CLOSING. The closing of the Merger (the "Closing") will take place at the offices of Parent (i) on a date and at a time as mutually agreed to by Parent and the Company as soon as practicable (and in any event within two business days) after the date on which the last condition set forth in Section 9 hereof shall have been satisfied or waived or (ii) at such other time as Parent and the Company may mutually agree (the date on which the Closing occurs being referred to as the "Closing Date").

                  2.3 EFFECT OF THE MERGER. At the Effective Time, (i) the separate existence of Sub shall cease and Sub shall be merged with and into the Company (Sub and the Company are sometimes referred to herein as the "CONSTITUENT CORPORATIONS" and the Company after the Merger is sometimes referred to herein as the "SURVIVING CORPORATION"), (ii) the Certificate of Incorporation of Sub in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation; provided, however, that Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows: "The name of the corporation is IZ.com Incorporated", (iii) the Bylaws of Sub in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, (iv) the directors of the Company shall be the directors of the Surviving Corporation until their successors shall have been duly elected and qualified, (v) the officers of the Company shall be the initial officers of the Surviving Corporation until their successors have been duly appointed and qualified, (vi) each share of capital stock of Sub shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation, and (vii) the Merger shall, from and after the Effective Time, have all the effects provided by applicable law.

     3. EFFECT OF MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES; ADDITIONAL PAYMENTS.

                  3.1 Certain Definitions. For purposes of this SECTION 3, the following terms shall be defined as set forth below:

                  "AGGREGATE COMMON NUMBER" means the sum of (A) the total number of shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time; (B) the total number of shares of Company Common Stock that are issuable upon the conversion of any shares of Company Preferred Stock issued and outstanding immediately prior to the Effective Time; (C) the total number of shares of Company Common Stock that are issuable upon the conversion of any shares of Company Preferred Stock that are issuable upon the exercise in full of all warrants to acquire shares of Company Preferred Stock that are outstanding immediately prior to the Effective Time; and (D) the total number of shares of Company Capital Stock that are issuable upon the conversion or exercise in full of all convertible securities or options (vested and unvested), warrants or other rights to acquire Company Capital Stock that are outstanding immediately prior to the Effective Time other than convertible securities or warrants referred to in clauses "(B)" or "(C)" of this sentence.

                  "EXCHANGE RATIO" means the quotient obtained by dividing (x) the Merger Consideration by (y) the Aggregate Common Number.

                  3.2 EXCHANGE OF STOCK; RIGHTS TO ADDITIONAL PAYMENTS. As of the Effective Time, each share of Company Capital Stock that is issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares (as defined in SECTION 3.9 hereof) shall, by virtue of the Merger and without any action on the part of the Company Stockholders, be converted into a number of shares of Parent Preferred Stock equal to the Exchange Ratio.

                  3.3 COMPANY OPTIONS AND WARRANTS. At the Effective Time, Parent shall assume the Company's 1999 Stock Plan (the "COMPANY PLAN"), and each of the then outstanding options and warrants to purchase Company Capital Stock whether vested or unvested (collectively, the "COMPANY OPTIONS") (including all outstanding options granted under the Company Plan, and any individual non-plan options and warrants) will by virtue of the Merger, and without any further action on the part of any holder thereof, be assumed by Parent and converted into an option or warrant, as the case may be, to purchase that whole number of shares of Parent Preferred Stock determined by multiplying the number of shares of Company Capital Stock subject to such Company

Option at the Effective Time by the Exchange Ratio, at an exercise price per share of Parent Preferred Stock equal to the exercise price per share of such Company Option immediately prior to the Effective Time divided by the applicable Exchange Ratio, rounded up the nearest cent. If the foregoing calculation results in an assumed Company Option being exercisable for a fraction of a share of Parent Preferred Stock, then the number of shares of Parent Preferred Stock subject to such option will be rounded down to the nearest whole number of shares. The term, exercisability, vesting schedule, vesting commencement date, status as an "incentive stock option" under Section 422 of the Code, if applicable, and all other terms and conditions of the Company Options will otherwise be unchanged (it being understood that the vesting of certain Company Options will be accelerated in connection with the Merger in accordance with the terms of existing agreements between the Company and certain individuals as described in the Company Disclosure Letter).

                  3.4 CONVERSION OF SUB COMMON STOCK. Each share of common stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, no par value, of the Surviving Corporation. Each stock certificate of Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

                  3.5 ADJUSTMENTS TO PARENT COMMON STOCK. The number of shares of Parent Common Stock issuable hereunder and all other applicable definitions and calculations hereunder (including the definition of Average Share Price) shall be adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Preferred Stock or Parent Common Stock or Company Capital Stock), reorganization, recapitalization or other like change with respect to Parent Preferred Stock or Parent Common Stock or Company Capital Stock occurring or becoming effective after the date hereof but prior to the Closing.

                  3.6 FRACTIONAL SHARES. No fractional shares of Parent Preferred Stock shall be issued in the Merger. In lieu thereof, any fractional share shall be rounded up to the nearest whole share of Parent Preferred Stock.

                  3.7 EXCHANGE OF CERTIFICATES.

                      (a) EXCHANGE AGENT. Prior to the Closing Date, Parent shall appoint Maslon Edelman Borman & Brand, LLP, to act as the exchange agent (the "EXCHANGE AGENT") in the Merger.

                      (b) PARENT TO PROVIDE PARENT PREFERRED STOCK. Promptly after the Effective Date, Parent shall make available for exchange in accordance with this SECTION 3, through such reasonable procedures as Parent may adopt, the shares of Parent Preferred Stock issuable pursuant to SECTIONS 3.1 and 3.2 hereof in exchange for outstanding shares of Company Capital Stock.

                  (c) EXCHANGE PROCEDURES. Within ten (10) days after the Effective Date, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock (the "CERTIFICATES") whose shares are being converted into the Merger Consideration pursuant to SECTIONS 3.1 and 3.2 hereof, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent (THE "LETTER OF TRANSMITTAL") and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the number of shares of Parent Preferred Stock to which the holder of Company Capital Stock is entitled pursuant to Sections 3.1 and 3.2 hereof. The Certificates so surrendered shall forthwith be canceled. No interest will accrue or be paid to the holder of any outstanding Company Capital Stock. From and after the Effective Date, until surrendered as contemplated by this SECTION 3.7, each Certificate shall be deemed for all corporate purposes to evidence the number of shares of Parent Preferred Stock into which the shares of Company Capital Stock represented by such Certificate have been converted.

                  (d) NO FURTHER OWNERSHIP RIGHTS IN CAPITAL STOCK OF THE COMPANY. The Merger Consideration delivered upon the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to have been delivered in full satisfaction of all rights pertaining to such Company Capital Stock. There shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of Company Capital Stock which were outstanding immediately prior to the Effective Date. If, after the Effective Date, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this SECTION 3.7.

                  (e) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions declared or made after the Effective Time with respect to Parent Preferred Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Preferred Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Preferred Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Preferred Stock.

                  (f) TRANSFERS OF OWNERSHIP. If any certificate for shares of Parent Preferred Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Preferred Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

                  (g) LOST, STOLEN OR DESTROYED CERTIFICATES. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock as may be required pursuant to Sections 3.1 and 3.2 hereof.

                  (h) NO LIABILITY. Notwithstanding anything to the contrary in this Section 3.7, none of the Exchange Agent, the Surviving Corporation or any Party hereto shall be liable to a holder of shares of Parent Preferred Stock or Company Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

              3.8 FURTHER ACTION. Parent, Sub and the Company shall take all such actions as may be necessary or appropriate in order to effect the Merger as promptly as possible. If, at any time after the Effective Date, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of such corporation are fully authorized in the name of the corporation or otherwise to take, and shall take, all such action.

              3.9 DISSENTERS' RIGHTS.

                  (a) Notwithstanding any provision of this Agreement to the contrary, any shares of Company Capital Stock held by a holder who has exercised and perfected dissenters' rights for such shares in accordance with Delaware Law and who, as of the Effective Time, has not effectively withdrawn or lost such dissenters' rights ("DISSENTING SHARES"), shall not be converted into or represent a right to receive the Merger Consideration, but the holder thereof shall only be entitled to such rights as are granted by Delaware Law.

                  (b) Notwithstanding the provisions of subsection (a), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) his or her dissenters' rights, then, as of the later of the Effective Time and the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive the Merger Consideration, without interest thereon, upon surrender of the Certificate representing such shares.

                   (c) The Company shall give Parent (i) prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of Delaware Law and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands.

              3.10 DISSENTING SHARES AFTER PAYMENT OF FAIR VALUE. Dissenting Shares, if any, after payments of fair value in respect thereto have been made to dissenting shareholders of the Company pursuant to Delaware Law, shall be canceled.

              3.11 TAX CONSEQUENCES. It is intended by the Parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. Each Party has consulted with its own tax advisors and accountants with respect to the tax consequences, respectively, of the Merger.

           4. SECURITIES ACT COMPLIANCE. The shares of Parent Common Stock issued in connection with the Merger will be issued in a transaction exempt from registration under the Securities Act of 1933, as amended (the "SECURITIES ACT"), by reason of Section 4.2 thereof and/or Regulation D promulgated thereunder. All shares of Parent Common Stock issuable upon conversion of the Parent Preferred Stock shall be entitled to be registered subsequent to the Closing pursuant to the Registration Rights Agreement in the form attached hereto as EXHIBIT G to be entered into by the Company and the Company Stockholders prior to the Closing. All shares of Parent Common Stock issuable pursuant to Company Options issued pursuant to the Company Plan shall be registered pursuant to a Registration Statement on Form S-8 in accordance with
Section 8.6 hereof.

           5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to Parent, except as disclosed in the Company Disclosure Letter, as follows:

              5.1 ORGANIZATION AND STANDING. The Company is a corporation duly organized and existing under, and by virtue of, the laws of the State of Delaware and is in good standing under such laws. The Company has all requisite corporate power to own and operate its properties and assets, and to carry on its business as presently conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction in which the character of the business conducted by it or the location of the properties owned or leased by it make such qualification necessary, except for jurisdictions in which the failure to so qualify would not have a material adverse effect on the financial condition of the Company as a whole.

              5.2 AUTHORIZATION. The Company has full power and authority to execute and deliver this Agreement and all agreements and instruments delivered pursuant hereto (the "ANCILLARY AGREEMENTS") to which it is a party, and, subject to receipt of the requisite approval of its stockholders, to consummate the transactions contemplated hereunder and to perform its obligations hereunder and no other proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which the Company is a party. This Agreement and the Ancillary Agreements to which the Company is a party and the Contemplated Transactions have been approved by the Company's Board of Directors. This Agreement and the Ancillary Agreements to which the Company is a party constitute the valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms and conditions. Other than (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, and (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, the Company need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Body in order to consummate the transactions contemplated by this Agreement.

              5.3 SUBSIDIARIES. The Company has no subsidiaries or affiliated companies and does not otherwise own or control, directly or indirectly, any other corporation, association or business entity.

              5.4 CAPITALIZATION. The authorized capital stock of the Company consists of 30,000,000 shares of Common Stock, of which 3,121,700 shares are issued and outstanding as of the date hereof and 10,000,000 shares of Preferred Stock of which 670,000 shares have been designated Series A Preferred Stock, of which 619,500 are issued and outstanding as of the date hereof, 80,000 shares have been designated Series A-1 Preferred Stock, all of which are issued and outstanding as of the date hereof, and 600,000 shares of Series B Preferred Stock of which 493,904 shares are issued and outstanding as of the date hereof. The Company has reserved (a) sufficient shares of Common Stock for issuance upon conversion of the Series A Preferred, Series A-1 Preferred, and Series B Preferred, (b) 2,500,000 shares of Common Stock for issuance pursuant to the Company Plan, of which 2,154,500 are subject to outstanding options as of the date hereof, and (c) 502,748 shares of Common Stock for issuance upon exercise of outstanding warrants as of the date hereof. Other than as set forth above, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal, or similar rights) or agreements, orally or in writing, for the purchase or acquisition from the Company of any shares of its capital stock.

              5.5 TITLE TO PROPERTIES AND ASSETS; LIENS. The Company has good and marketable title to its properties and assets, and has good title to all its respective leasehold interests, in each case subject to no mortgage, pledge, lien, lease, encumbrance or charge, other than (i) liens for current taxes not yet due and payable, and (ii) possible minor liens and encumbrances which do not in any case materially detract from the value of the property subject thereto or materially impair the operations of the Company, and which have not arisen otherwise than in the ordinary course of business.

              5.6 FINANCIAL STATEMENTS. The Company has delivered to the Purchaser its audited balance sheet and statement of operations as of and for the period from inception through

December 31, 1999 (the "Financial Statements"). The Financial Statements are complete and correct in all material respects and have been prepared in accordance with generally accepted accounting principles, except that the Financial Statements are subject to year-end adjustments of a recurring and routine nature, not material in amount. To its Knowledge, the Company does not have any indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type in excess of $10,000 whether accrued, absolute, matured or otherwise, which (i) has not been reflected in the Financial Statements, or
(ii) has not arisen since December 31, 1999 in the ordinary course of the Company's business.

              5.7 PATENTS, TRADEMARKS. The Company owns or has the right to use, free and clear of all liens, charges, claims and restrictions, all trade secrets, trademarks, service marks, trade names, copyrights, licenses, and rights necessary to their business as now conducted and is not infringing upon or otherwise acting adversely to the right or claimed right of, to the Company's knowledge, any person under or with respect to any of the foregoing. The Company has not received any written communications alleging that the Company has violated any patent, trademark, service mark, trade name, copyright or trade secret or other proprietary right of any other person or entity. The Company has no knowledge of any infringement or improper use by any third party of any trademark or copyright held by it, nor has the Company instituted any action, suit or proceeding in which an act constituting an infringement of any such trademark or copyright was alleged to have been committed by a third party.

              5.8 MATERIAL CONTRACTS AND COMMITMENTS. The Company, nor, to the Company's knowledge, any third party is in default under any material contract or agreement (contracts or agreements with annual payment obligations of $20,000 or more) to which the Company is a party. All such contracts, agreements and instruments are valid, binding and enforceable except as such enforceability may be limited by equitable considerations, public policy or the laws governing bankruptcy or insolvency, and in full force in effect and the consummation of the transactions contemplated hereby does not require the consent of any party to any such contract, agreement or instrument.

              5.9 COMPLIANCE WITH OTHER INSTRUMENTS, LAWS; NO INSTRUMENTS BURDENSOME. The Company is not in violation of any term of its Certificate of Incorporation, or in any material respect of any term or provision of any material mortgage, indenture, contract, indebtedness, lease, agreement, instrument, judgment or decree, and is not in violation of any order, statute, rule or regulation applicable to the Company. The execution, delivery and performance of and compliance with this Agreement and the consummation of the transactions contemplated hereby shall not result in any violation of, or conflict with, or constitute a default under the Certificate of Incorporation or any of the foregoing agreements, instruments, judgments or decrees, or result in the creation of, any material mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company.

              5.10 LITIGATION. There are no actions, suits, proceedings or investigations pending or threatened in writing against the Company or its properties before any court or governmental agency. The Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by the Company currently pending or which the Company intends to initiate.

              5.11 EMPLOYEES. To the Company's knowledge, no employee of the Company is in violation of any term of any employment contract, patent disclosure agreement or any other contract or agreement relating to the relationship of any such employee with the Company or any other party because of the nature of the business conducted by the Company. The Company does not have any collective bargaining agreements covering any of its employees.

              5.12 BROKERS OR FINDERS. The Company has not incurred, and shall not incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

              5.13 PERMITS. The Company has all franchises, permits, licenses, and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could materially and adversely affect the business, properties, prospects, or financial condition of the Company, taken as a whole. The Company is not in default, in any material respect, under any of such franchises, permits, licenses, or other similar authority.

              5.14 EMPLOYEE BENEFIT PLANS. The Company does not have any Employee Benefit Plan as defined in the Employee Retirement Security Act of 1974.

           6. REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB. Parent and Sub represent and warrant to the Company, except as disclosed in the Parent Disclosure Letter, as follows:

              6.1 ORGANIZATION AND STANDING. Parent and Sub are corporations duly organized and existing under, and by virtue of, the laws of the State of Minnesota and the State of Delaware, respectively, and are in good standing under such laws. Parent has all requisite corporate power to own and operate its properties and assets, and to carry on its business as presently conducted. Sub was formed for the purpose of effecting the Merger and has concluded no other business. Parent qualified to do business and is in good standing in each jurisdiction in which the character of the business conducted by it or the location of the properties owned or leased by it make such qualification necessary, except for jurisdictions in which the failure to so qualify would not have a Material Adverse Effect on Parent.

              6.2 AUTHORIZATION. Parent and Sub have full power and authority to execute and deliver this Agreement and the Ancillary Agreements to which they are parties, and to consummate the Contemplated Transactions and to perform their obligations hereunder and thereunder, and no other proceedings on the part of Parent or Sub are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which they are parties. This Agreement and the Ancillary Agreements to which they are parties and the Contemplated Transactions have been approved by Parent's and Sub's Board of Directors. The consummation of the Merger does not require the approval or consent of the shareholders of Parent. This Agreement and the Ancillary Agreements to which they are parties constitute the valid and legally binding obligations of Parent and/or Sub, enforceable against Parent and/or Sub in accordance with their respective terms and conditions. Other than (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, and (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, neither Parent nor Sub need give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Body in order to consummate the Contemplated Transactions.

              6.3 SUBSIDIARIES. Parent has no subsidiaries or affiliated companies other than the Subsidiary and does not otherwise own or control, directly or indirectly, any other corporation, association or business entity.

              6.4 CAPITALIZATION. The authorized capital stock of Parent consists of 100,000,000 shares of Common Stock, of which 24,741,257 shares are issued and outstanding as of the date hereof, and 761,500 shares of Preferred Stock, of which 2,000 shares have been designated Series A 8% Preferred Stock, none of which are issued and outstanding, 5,000 shares have been designated Series B Preferred Stock, none of which are issued and outstanding, 2,000 shares of Series C Preferred Stock none of which are issued and outstanding, 2,500 shares of Series D Preferred Stock, 1,000 of which are issued and outstanding, and 750,000 of which have been designated Series E Preferred Stock, 350,000 of which are issued and outstanding. The maximum aggregate number of shares of Parent Common Stock issuable upon conversion of all issued and outstanding shares of Preferred Stock of Parent is 1,335,986. The rights preferences and privileges of the Series D Preferred Stock and Series E Preferred Stock of Parent are as set forth in the Certificate of Designation of Series D Preferred Stock and Certificate of Designation of Series E Preferred of Parent, respectively, copies of which have been provided to the Company's counsel. Parent has reserved (a) sufficient shares of Common Stock for issuance upon conversion of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred, (b) 1,250,000 shares of Common Stock for issuance pursuant to Parent's 1997 Stock Option and Compensation Plan, of which 1,422,999 are currently subject to outstanding options, and 172,999 of which remain subject to shareholder approval, (c) 250,000 shares of Common Stock for issuance pursuant to Parent's 1998 Director Stock Option Plan, of which 198,333 shares are currently subject to outstanding options, and 48,333 of which shares remain subject to shareholder approval, (d) a total of 2,039,601 shares of Common Stock for issuance upon conversion of 4% Subordinated Convertible Debentures of Parent and certain other convertible debt of Parent, (e) 8,109,223 shares of Common Stock for issuance upon exercise of outstanding warrants, (f) 2,600,000 shares of

Common Stock issuable upon the exercise of the Class A Warrants issued as part of the Parent's initial public offering and the partial exercise of the underwriter's over-allotment, (g) 58,334 shares of Common Stock issuable upon the exercise of certain directors' options and (h) as of the Closing will have reserved sufficient shares of Parent Common Stock for issuance upon conversion of the Parent Preferred Stock and exercise of the Company Options. Other than as set forth above, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, for the purchase or acquisition from Parent of any shares of its capital stock.

              6.5 SEC FILINGS. Parent has filed all forms, reports and documents required to be filed with the SEC since December 31, 1997, and has heretofore made available to the Company, in the form filed with the SEC, (i) its Annual Report on Form 10-K for the fiscal year ended January 3, 1999, (ii) its Quarterly Report on Form 10-Q for the periods ended March 31, 1999, June 30, 1999 and September 30, 1999, (iii) the proxy statements relating to all meetings of stockholders held since December 31, 1997, (iv) its Current Reports on Form 8-K dated June 22, 1999, September 1, 1999 (as amended September 16, 1999), September 30, 1999 and December 3, 1999, (v) its Registration Statements on Form S-3 dated August 13, 1999, as amended, and December 21, 1999, and the prospectuses filed pursuant to Rule 424(b) relating thereto, and (vi) any other report or registration statements filed by it with the SEC since December 31, 1997 (collectively, the "Parent SEC Reports"). The Parent SEC Reports (i) were prepared in accordance with the requirements of the Securities Act, and the Securities Exchange Act of 1934, as amended, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of Parent, including the notes thereto, included in the SEC Documents (the "Parent Financial Statements") have been prepared in accordance with the published rules and regulations of the SEC applicable thereto, have been prepared in accordance with GAAP consistently applied (except as may be indicated in the notes thereto) and present fairly the consolidated financial position of Parent at the dates thereof and of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to the absence of footnotes and to normal audit adjustments which will not be material in amount). To its knowledge, Parent does not have any indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type in excess of $10,000 whether accrued, absolute, matured or otherwise, which (i) has not been reflected in the Parent Financial Statements, or (ii) has not arisen since December 31, 1999 in the ordinary course of Parent's business.

              6.6 TITLE TO PROPERTIES AND ASSETS; LIENS. Parent has good and marketable title to its properties and assets, and has good title to all its respective leasehold interests, in each case subject to no mortgage, pledge, lien, lease, encumbrance or charge, other than (i) liens for current taxes not yet due and payable, and (ii) possible minor liens and encumbrances which do not in any case materially detract from the value of the property subject thereto or materially impair the operations of Parent, and which have not arisen otherwise than in the ordinary course of business.

              6.7 PATENTS, TRADEMARKS. Parent owns or has the right to use, free and clear of all liens, charges, claims and restrictions, all trade secrets, trademarks, service marks, trade names, copyrights, licenses, and rights necessary to its business as now conducted and is not infringing upon or otherwise acting adversely to the right or claimed right of, to Parent's knowledge, any person under or with respect to any of the foregoing. Parent has not received any written communications alleging that Parent has violated any patent, trademark, service mark, trade name, copyright or trade secret or other proprietary right of any other person or entity. Parent has no knowledge of any infringement or improper use by any third party of any trademark or copyright held by it, nor has Parent instituted any action, suit or proceeding in which an act constituting an infringement of any such trademark or copyright was alleged to have been committed by a third party.

              6.8 MATERIAL CONTRACTS AND COMMITMENTS. Neither Parent, nor, to Parent's knowledge, any third party is in default under any material contract or agreement (contracts or agreements with annual payment obligations of $20,000 or more) to which Parent is a party. All such contracts, agreements and instruments are valid, binding and enforceable except as such enforceability may be limited by equitable considerations, public policy or the laws governing bankruptcy or insolvency, and in full force in effect and the consummation of the transactions contemplated hereby does not require the consent of any party to any such contract, agreement or instrument.

              6.9 COMPLIANCE WITH OTHER INSTRUMENTS, LAWS; NO INSTRUMENTS BURDENSOME. Parent is not in violation of any term of its Articles of Incorporation, or in any material respect of any term or provision of any material mortgage, indenture, contract, indebtedness, lease, agreement, instrument, judgment or decree, and is not in violation of any order, statute, rule or regulation applicable to Parent. The execution, delivery and performance of and compliance with this Agreement and the consummation of the Contemplated Transactions shall not result in any violation of, or conflict with, or constitute a default under the Articles of Incorporation or any of the foregoing agreements, instruments, judgments or decrees, or result in the creation of, any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of Parent.

              6.10 LITIGATION. There are no actions, suits, proceedings or investigations pending or threatened in writing against Parent or its properties before any court or governmental agency. Parent is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by Parent currently pending or which Parent intends to initiate.

              6.11 EMPLOYEES. To Parent's knowledge, no employee of Parent is in violation of any term of any employment contract, patent disclosure agreement or any other contract or agreement relating to the relationship of any such employee with Parent or any other party because of the nature of the business conducted by Parent. Parent does not have any collective bargaining agreements covering any of its employees.

              6.12 BROKERS OR FINDERS. Parent has not incurred, and shall not incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

              6.13 PERMITS. Parent has all franchises, permits, licenses, and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could materially and adversely affect the business, properties, prospects, or financial condition of Parent, taken as a whole. Parent is not in default, in any material respect, under any of such franchises, permits, licenses, or other similar authority.

              6.14 EMPLOYEE BENEFIT PLANS. Parent does not have any Employee Benefit Plan as defined in the Employee Retirement Security Act of 1974.

              6.15 NO TAXABLE INCOME. Parent has never had any taxable income and does not expect any taxable income during its current taxable year, which year is expected to include the date on which the shareholders of Parent approve the Merger.

           7. PRE-CLOSING COVENANTS. With respect to the period between the execution of this Agreement and the earlier of the termination of this Agreement and the Effective Time:

              7.1 GENERAL. Each of the Parties will use reasonable efforts to take all actions and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement as soon as reasonably practicable (including satisfaction, but not waiver, of the closing conditions set forth in SECTION 9 below).

              7.2 NOTICES AND CONSENTS. Each of the Parties will give any notices to third parties and will use reasonable efforts to obtain any material third party consents that are required in connection with the Merger. Each of the Parties will give any notices to, make any filings with, and use its reasonable efforts to obtain any authorizations, consents, and approvals of Governmental Bodies required in connection with the Merger.

              7.3 OPERATION OF BUSINESS. Each of the Parties will (a) conduct its business only in the Ordinary Course of Business, (b) use reasonable efforts to (i) preserve intact its current business organization, (ii) keep available the services of the current officers, and employees of the Company, and (iii) maintain the relations and good will with suppliers, customers, landlords, creditors, agents, and others having business relationships with such Party, and
(c) confer with each other concerning operational matters of a material nature. Prior to the earlier of the Effective Time or the termination of this Agreement, without the prior written consent of Parent, the Company will not (i) issue more than 200,000 shares of Company Common Stock or Company Preferred Stock or options or warrants to purchase more than than such number of shares of Common Stock or Preferred Stock (other than shares issued upon exercise of outstanding options or warrants), (ii) issue any stock options with an exercise price per share which is less than the then-current market price of the Parent Common Stock, after giving effect to the Exchange Ratio and the conversion ratio of the Parent Preferred Stock into Parent Common Stock (assuming approval of the Merger and related matters by the shareholders of Parent), (iii) obtain additional debt financing with a principal amount in excess of $500,000 in the aggregate, (iv) make or declare any dividend or distribution with respect to shares of Company Common Stock or Company Preferred Stock, or (v) pay any bonus to, or increase the base salary of, any officer of the Company, other than merit increases and performance bonuses each in the ordinary course of business.

              7.4 ACCESS TO INFORMATION. Each of the Company and Parent will permit the other Party and its Representatives to have access at all reasonable times, and in a manner so as not to interfere with its normal business operations, to its business and operations (subject, in the case of Parent, to compliance with applicable securities laws). Neither such access, nor any investigation by any Party and its Representatives, shall in any way diminish or otherwise affect such Party's right to rely on any representation or warranty made by the other Parties hereunder.

              7.5 NOTICE OF DEVELOPMENTS. Each of the Company and Parent will use reasonable efforts to give prompt written notice to the other Party of any material development causing a breach of any of its own representations and warranties in SECTION 5 or SECTION 6 above, as the case may be. No disclosure pursuant to this SECTION 7.5, however, shall be deemed to amend or supplement the Company Disclosure Letter or the Parent Disclosure Letter, as the case may be, or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

              7.6 SHAREHOLDER APPROVAL. As promptly as practicable after the date hereof, the Company shall take all actions necessary in accordance with Delaware Law and its Amended and Restated Certificate of Incorporation and bylaws to institute an action by written consent of the Shareholders of the Company to approve the principal terms of the Merger. Unless so doing will cause the Board of Directors to violate its fiduciary duties under applicable law, the Board of Directors will unanimously recommend approval of the proposal to approve the principal terms of the Merger by the Company Stockholders.

              7.7 CONFIDENTIALITY. Each of the Parties hereto hereby agrees to keep such information or Knowledge obtained in any due diligence or other investigation pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, confidential. In this regard, the Company acknowledges, and will instruct its and its employees and agents with access to confidential information of Parent, that Parent's Common Stock is publicly traded and that any information obtained during the course of its due diligence could be considered to be material non-public information within the meaning of federal and state securities laws. Accordingly, the Company acknowledges and agrees not to, and will instruct its employees and agents with access to Parent's confidential information not to, engage in any transactions in Parent's Common Stock in violation of applicable insider trading laws.

         7.8 FIRPTA COMPLIANCE. On the Closing Date, the Company shall deliver to Parent a properly executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent's obligations under U.S. Treasury Regulation Section 1.1445-2(c)(3).

         7.9 ADDITIONAL DOCUMENTS AND FURTHER ASSURANCES. Each Party hereto, at the request of another Party hereto, shall execute and deliver such other instruments and do and perform such other reasonable acts and things as may be necessary or desirable for effecting completely the consummation of the Contemplated Transactions.

    8. POST-CLOSING COVENANTS. With respect to the period following the Effective Time:

         8.1 GENERAL. In case at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under SECTION 10.2 below).

         8.2 SHAREHOLDER APPROVAL. As promptly as practicable after the date hereof, Parent shall take all actions necessary in accordance with the Minnesota Business Corporation Act and its Articles of Incorporation and bylaws to duly call, give notice of, convene and hold a meeting of its shareholders to consider and vote upon (i) a proposal to approve the principal terms of the Merger, (ii) a proposal to approve the issuance of the Parent Preferred Stock and the shares of Common Stock of Parent issuable upon conversion thereof, and (iii) the election of a Board of Directors composed of the following persons: Jesse Berst, Daniel Conner, Prof. David Farber, Stephen King, Jerry Runyan, Gary Schneider, Scott Schwartz, Lee Stein and Frank Wood. Parent shall set the record date for such special meeting as soon as practicable following the date hereof. Parent shall use reasonable efforts to solicit and obtain at or in advance of such meeting the voting proxies from its shareholders sufficient to approve the proposals set forth above. Parent will cause a Proxy Statement to be prepared, filed with the SEC and submitted to the Parent Shareholders in accordance in all material respects with all applicable laws and regulations. The Proxy Statement will contain the unanimous recommendation of the Board of Directors of the Company regarding each of the proposals set forth above. Parent has delivered to the Company, concurrently with the execution of this Agreement, executed Voting Agreements in the form attached hereto as Exhibit B from holders with beneficial ownership of 90% of the number of outstanding shares of Parent Common Stock and Parent Preferred Stock required to approve the proposals set forth above. Parent shall provide the Proxy Statement to the Company and its counsel for review and comment (and shall make such changes thereto as are reasonably requested by the Company or its counsel), prior to providing the Proxy Statement to the SEC or the Parent Shareholders.

         8.3 LITIGATION SUPPORT. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction (A) on or prior to the Effective Time involving the Company or (B) arising out of Parent's operation of the business of the Surviving Corporation following the Effective Time in the manner in which it is presently conducted and planned to be conducted, each of the other Parties will cooperate with the Party and its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party.

         8.4 TAX TREATMENT.

              (a) It is the intent of the parties to this Agreement that the Merger qualify as a tax-free reorganization under Section 368(a) of the Code, and each of Parent, Sub, the Company and the Surviving Corporation covenants and agrees not to take any actions inconsistent with such intent and agrees to use best efforts to cause the Merger to qualify as a tax-free reorganization under
Section 368(a) of the Code. Each of Parent, Sub, the Company and the Surviving Corporation agrees not to take any action from and after the Effective Time that could reasonably be expected to cause the Merger not to be treated as a "reorganization" under Section 368(a) of the Code.

              (b) It is the intent of the parties to this Agreement that the reduction in the Liquidation Value of the Parent Preferred Stock pursuant to
Section 4 of the Certificate of Designation attached hereto as Exhibit H upon approval of the Merger and related matters by the shareholders of Parent, and the increase in the Conversion Ratio of the Parent Preferred Stock pursuant to
Section 5(a) of such Certificate of Designation concurrently therewith, qualify as a recapitalization within the meaning of Section 368(a)(1)(E) of the Code for federal income tax purposes. Each of Parent, Sub, the Company and the Surviving Corporation agree not to take any action that could reasonably be expected to be inconsistent with such recapitalization qualification.

         8.5 EMPLOYEE BENEFITS. Subject to any applicable legal, regulatory or contractual limitations, Parent shall take all actions as are necessary to allow employees of the Company who continue their employment with the Surviving Corporation or who become employees of Parent or any subsidiary of Parent to participate in the benefit programs of Parent to the same extent as similarly situated employees of Parent, without undue delay after the Effective Time. Without limiting the generality of the foregoing, (i) subject to any applicable legal, regulatory or contractual limitations, to the extent that any employee of the Company becomes eligible to participate in any employee benefit plan of Parent after the Effective Time, Parent, the Surviving Corporation and their subsidiaries shall credit such employee's service with the Company, to the same extent as such service was credited under the similar employee benefit plans of the Company immediately prior to the Effective Time, for purposes of determining eligibility to participate in and vesting under, and for purposes of calculating the benefits under, such employee benefit plan of Parent, and (ii) to the extent permitted by such employee benefit plan of Parent and applicable law, Parent, the Surviving Corporation and their subsidiaries shall waive any pre-existing condition limitations, waiting periods or similar limitations under such employee benefit plan of Parent and shall provide each such employee with credit for any co-payments previously made and any deductibles previously satisfied.

         8.6 INDEMNIFICATION OF DIRECTORS AND OFFICERS.

              (a) For a period of five years from the Closing Date, Parent shall, and shall cause the Surviving Corporation to, fulfill and honor all rights to indemnification existing in favor of the current directors and officers of the Company, as provided in the Company's Certificate of Incorporation and Bylaws (as in effect as of the date of this Agreement) and as provided in the indemnification agreements between the Company and such directors and officers listed in SECTION 8.6 of the Company Disclosure Letter, complete and correct copies of which have been provided to Parent.

              (b) For five years after the Effective Time, Parent shall maintain in effect directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy with scope and coverage similar to Parent's existing directors' and officers' liability insurance coverage.

              (c) All expenses, including attorneys' fees, which may be incurred by any Party in connection with any action to enforce the indemnity and other obligations provided for in this SECTION 8.6 shall be paid by the prevailing party in such action.

              (d) This SECTION 8.6 shall survive the consummation of the transactions contemplated hereby, is intended to benefit and may be enforced by the directors and officers of the Company, and shall be binding on all successors and assigns of Parent and the Company.

         8.7 REGISTRATION STATEMENT ON FORM S-8. As soon as practicable after the Closing, and in any event within ten (10) business days thereafter, Parent shall file with the SEC a registration statement on Form S-8, which registration will register all shares of Parent Common Stock issued or issuable up exercise of stock options issued under the Company's 1999 Stock Plan or upon conversion of shares of Parent Preferred Stock issued or issuable up exercise of stock options issued under the Company's 1999 Stock Plan.

         8.8 PURCHASE OF COMPANY PREFERRED STOCK. As soon as practicable after the date hereof, and in any event prior to the Closing, Parent shall purchase from Archery Venture Partners, L.P. ("Archery") all shares of Company Preferred Stock held by Archery for cash, at the original issuance price thereof ($4.10), unless Archery declines to accept the Parent's offer to purchase such shares of Company Preferred Stock.

    9. CONDITIONS TO OBLIGATIONS TO CLOSE.

         9.1 CONDITIONS TO PARENT'S AND SUB'S OBLIGATION TO CLOSE. The obligations of Parent and Sub to consummate the transactions to be consummated by them in connection with the Closing is subject to satisfaction or waiver of the following conditions:

              (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties set forth in SECTION 5 above shall be accurate as of the date of this Agreement and on and as of the Closing Date (it being understood that, for purposes of determining the accuracy of such representations and warranties, (A) any inaccuracies in such representations and warranties that do not and are not reasonably expected to, in the aggregate, result in a Material Adverse Effect, and (B) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the execution of this Agreement shall be disregarded).

              (b) COVENANTS. The Company shall have performed and complied with all of its covenants hereunder in all material respects through the Closing.

              (c) NO ACTIONS. No action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling or charge shall be in effect) and no law, statute, ordinance, rule, regulation or order shall have been enacted, enforced or entered which has caused, or would reasonably be expected to cause, any of the effects under clause (A) or (B) of this SECTION 9.1(C) to occur.

              (d) CERTIFICATES. The Company shall have delivered to Parent a certificate executed on behalf of the Company by its President and Secretary to the effect that each of the conditions specified above in SECTION 9.1(A) to 9.1(C) (inclusive) is satisfied in all respects.

              (e) GOVERNMENTAL AUTHORIZATIONS. The Parties shall have received all authorizations, consents and approvals of governments and governmental agencies referred to in SECTION 5.4 OR SECTION 7.2 above or disclosed in a corresponding section in the Company Disclosure Letter, the lack of which would have a Material Adverse Effect on the Company or Parent, or render the Merger or the Contemplated Transactions unlawful.

              (f) LEGAL OPINION. Parent shall have received from Wilson, Sonsini, Goodrich & Rosati, P.C., counsel to the Company, an opinion in form and substance substantially as set forth in EXHIBIT E attached hereto, addressed to Parent, and dated as of the Closing Date.

              (g) NO MATERIAL ADVERSE EFFECT. There shall not have occurred any event having a Material Adverse Effect on the Company since the date hereof.

              (h) VOTING AGREEMENTS. The Voting Agreements executed and delivered to Parent by each of the Affiliates of the Company shall remain in full force and effect.

              (i) DISSENTERS' RIGHTS. As of the Effective Time, no more than 3.5% of the outstanding shares of Company Capital Stock shall be Dissenting Shares.

              (j) COMPLETION OF FINANCING. Parent shall have completed a sale of shares of Parent Common Stock with proceeds to Parent of no less than $3.55 million (a "FINANCING"); provided however that Parent shall not be entitled to assert the foregoing as a condition to closing unless Parent shall have used its best efforts to complete the Financing without delay. For avoidance of doubt, the foregoing obligation of Parent to use its best efforts to complete the Financing may include sale of shares of Parent Common Stock and/or warrants at a significant discount to the market price of the Parent Common Stock, provided that Parent shall not be obligated to issue shares of Parent Common Stock at a purchase price of less than $1.66 per share.

         Parent may waive any condition (in whole or in part) specified in this
SECTION 9.1 if it executes a writing so stating at or prior to the Closing.

         9.2 CONDITIONS TO THE COMPANY'S OBLIGATIONS. The obligation of the Company to consummated the transactions to be performed by it in connection with the Closing is subject to satisfaction or waiver of the following conditions:

              (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties set forth in SECTION 6 above shall be accurate as of the date of this Agreement, and on and as of the Closing Date (it being understood that, for purposes of determining the accuracy of such representations and warranties, (A) any inaccuracies in such representations and warranties that do not and are not reasonably expected to in the aggregate, result in a Material Adverse Effect shall be disregarded, and (B) any update or modification to the Parent Disclosure Schedule made or purported to have been made after execution of this Agreement shall be disregarded).

              (b) COVENANTS. Parent and Sub shall have performed and complied with all of their covenants hereunder in all material respects through the Closing.

              (c) NO ACTIONS. No action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect) and no law, statute, ordinance, rule, regulation or order shall have been enacted, enforced or entered which has caused, or is reasonably expected to cause, any of the effects under clause (A) or (B) of this Section 9.2(c) to occur.

              (d) CERTIFICATE. Parent shall have delivered to the Company a certificate executed on behalf of Parent by its President or other duly authorized officer to the effect that each of the conditions specified above in
Section 9.2(a) to 9.2(C) (inclusive) is satisfied in all respects.

              (e) LEGAL OPINION. The Company shall have received from Maslon Edelman Borman & Brand, LLP, counsel to Parent an opinion in form and substance substantially as set forth in EXHIBIT F attached hereto, addressed to the Company Stockholders, and dated as of the Closing Date.

              (f) SHAREHOLDER VOTE. The principal terms of the Merger shall have been approved by the vote of Persons holding a majority of the outstanding shares of Company Common Stock and a majority of the outstanding shares of Company Preferred Stock (all series of which shall vote together as a single class) as of the record date for Persons entitled to vote with respect to the Merger;

              (g) NO MATERIAL ADVERSE EFFECT. There shall not have occurred any event having a Material Adverse Effect on Parent since the date hereof.

              (h) AVERAGE CLOSING PRICE. The Average Closing Price of the Parent Common Stock as of the Closing Date shall be not less than $2.75 per share (as adjusted for stock splits, stock dividends and similar events).

              (i) NASDAQ STATUS. As of the Closing Date, the Parent Common Stock shall continue to be listed on the Nasdaq Small Cap Market, and Parent shall not have received any notice from Nasdaq or otherwise have Knowledge of any circumstances which would reasonably be expected to lead to a de-listing of the Parent Common Stock, other than such circumstances which can be corrected without causing any of the other conditions in this Section 9.1(b) to be violated, or which may result from voluntary actions which Parent may choose to undertake following the Closing.

              (j) VOTING AGREEMENTS. The Voting Agreements executed and delivered to the Company by each of the Affiliates of Parent shall remain in full force and effect.

              (k) NASDAQ LISTING. The shares of Parent Common Stock issuable upon conversion of the Parent Preferred Stock issuable in connection with the Merger shall have been authorized for listing on the Nasdaq Small Cap Market upon official notice of issuance.

              (l) REGISTRATION RIGHTS AGREEMENT. Parent shall have executed and delivered the Registration Rights Agreement in the form attached hereto as EXHIBIT G and such Agreement shall be in full force and effect.

              (m) EMPLOYMENT AGREEMENTS. Parent shall have executed and delivered Employment Agreements in the form attached hereto as EXHIBIT D with each of the following persons: Jesse Berst, Robert Kenneally and Scott Sternberg, and such agreements shall remain in full force and effect.

              (n) PURCHASE OF SHARES. Parent shall have completed the purchase of all shares of Series B Preferred Stock of Parent held by Archery Venture Partners, at the original issuance price of such shares, unless otherwise agreed by Archery Venture Partners.

              (o) ADDITIONAL VOTING AGREEMENTS. Either (i) holders of at least 52.5% of the outstanding shares of Common Stock and Preferred Stock of Parent (on an as-converted basis) (which number of shares is sufficient to ensure ratification of the Merger and approval of the issuance of the Parent Preferred Stock and the shares of Common Stock of Parent issuable upon conversion thereof) shall have executed and delivered Parent Voting Agreements to the Company; provided however holder of up to 7.5% of the outstanding shares of Common Stock and Preferred Stock of Parent (on an as-converted basis) may have execute modified versions of the Parent Voting Agreement which do not contain the provisions thereof prohibiting sale of transfer of the shares held by such holders, or (ii) holders of at least 50.1% of the outstanding shares of Common Stock and Preferred Stock of Parent (on an as-conerted basis) (which number of shares is sufficient to ensure ratification of the Merger and approval of the issuance of the Parent Preferred Stock and the shares of Common Stock of Parent issuable upon conversion thereof) shall have executed and delivered Parent Voting Agreements to the Company all of which contain provisions prohibiting the sale or transfer of shares held by such holders.

              (p) COMPLETION OF FINANCING. Parent shall have completed a sale of shares of Parent Common Stock with proceeds to Parent of no less than $3.55 million.

              (q) CERTIFICATE OF DESIGNATION. The Certificate of Designation of the Parent Preferred Stock shall have been duly approved and filed with the Secretary of State of the State of Minnesota.

         The Company may waive any condition (in whole or in part) specified in this SECTION 9.2 if it executes a writing so stating at or prior to the Closing.

    10. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS; INDEMNITY.

         10.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All covenants of Parent and the Company contained in this Agreement to be performed prior to the Effective Time, and all representations and warranties of Parent and the Company contained in this Agreement or in any instrument delivered by Parent or the Company pursuant to this Agreement, shall survive the Merger for a period ending one (1) year from the Effective Time.

         10.2 INDEMNITY.

              (a) From and after the Closing Date, VC agrees to indemnify and hold Parent and its Representatives and Affiliates (including the Company) (collectively, the "PARENT INDEMNIFIED PERSONS") from and harmless against all claims, losses, liabilities, damages, deficiencies, costs, expenses (including reasonable attorneys' fees and expenses of investigation) and diminution in value (hereinafter individually a "LOSS" and collectively "LOSSES") incurred by the Parent Indemnified Persons as a result of (A) any inaccuracy or breach of a representation or warranty of the Company contained in this Agreement (as modified by the Company Disclosure Letter) or in any instrument delivered by the Company pursuant to this Agreement, or (B) any failure by the Company to perform or comply with any covenant contained in this Agreement that is required to be performed or complied with by the Company prior to the Closing. From and after the Closing Date, Parent and Sub, jointly and severally agree to indemnify and hold the Company Stockholders and their respective Representatives and Affiliates (collectively, the "COMPANY INDEMNIFIED PERSONS") from and harmless against all Losses incurred by the Company Indemnified Persons as a result of
(A) any inaccuracy or breach of a representation or warranty of Parent or Sub contained in this Agreement (as modified by the Parent Disclosure Letter) or in any instrument delivered by Parent or Sub pursuant to this Agreement, or (B) any failure by Parent or Sub to perform or comply with any covenant contained in this Agreement that is required to be performed or complied with by it prior to the Closing.

              (b) Notwithstanding anything contained herein to the contrary, other than as set forth in the last sentence of this paragraph, VC shall not have any liability or obligation to indemnify or hold harmless any Parent Indemnified Person for any Losses unless and until Losses are incurred which would be indemnifiable under SECTION 10.2(A) above but for the provisions of this SECTION 10.2(B) in an amount equal to or exceeding $500,000 in the aggregate (the "BASKET AMOUNT"). At such time as Losses which meet the foregoing threshold have been incurred and would be indemnifiable under SECTION 10.2(A) above but for the provisions of this SECTION 10.2(B), Parent and Sub shall be entitled to indemnification for all Losses in excess such threshold. Losses resulting from fraudulent misrepresentations by the Company shall be indemnifiable without regard to the Basket Amount.

              (c) Notwithstanding, anything herein to the contrary, Parent's aggregate liability under this Agreement for Losses incurred by the Company Stockholders shall in no event exceed $20.5 million. Any such liability of Parent may be satisfied by delivery of additional shares of Parent Common Stock, based on the Average Closing Price as of the date of such delivery, but only if such Average Closing Price is in excess of $2.00. Notwithstanding anything herein to the contrary, VG's liability under this Agreement for Losses incurred by Parent shall in no event exceed 50% of the value of the Merger Consideration received by VG, valued based on the Average Closing Price as of the Closing Date. Any such liability of VG may be satisfied by delivery of shares of Parent Preferred Stock received in the Merger or shares of Parent Common Stock received upon conversion thereof, based on the aforementioned Average Closing Price. VG agrees that a certificates representing 50% the shares of Parent Preferred Stock issued to VG, and the shares of Parent Common Stock issuable upon conversion thereof, may bear a legend referring to VG's obligations under this Section 10.2 (the "LEGEND"). All obligations of VG under this Agreement shall terminate on August 31, 2000. As promptly as practicable after such date, Parent shall cancel all stock certificates submitted by VG bearing the Legend and issue to VG stock certificates with like designations not bearing the Legend.

              (d) None of the Parent Indemnified Persons will have recourse against any of the Company Shareholders or any officer, director or affiliate of the Company, or any of their respective officers, directors, shareholders or affiliates, with respect to Losses incurred, except as specifically set forth in this Section 10.2 with respect to VG. Any rights, remedies or claims the Parent Indemnified Persons may now or hereinafter possess against any such persons or their properties, whether direct or indirect, known or unknown, matured or unmatured, whether under contract or by law, are hereby irrevocably waived and will not be asserted.

    11.  TERMINATION.

         11.1 TERMINATION OF THE AGREEMENT. The Parties may terminate this Agreement as provided below:

              (a) Parent and the Company may terminate this Agreement by mutual written consent at any time prior to the Closing;

              (b) Parent or the Company may terminate this Agreement by written notice to the other Parties if: (i) the Closing has not occurred by (A) March 31, 2000, provided, however, that the right to terminate this Agreement under this SECTION 11.1(B)(I) shall not be available to any Party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement; (ii) there shall be a final nonappealable order of a court of competent jurisdiction in effect preventing consummation of the Merger or (iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Body that would make consummation of the Merger illegal;

              (c) Parent may terminate this Agreement by written notice to the Company if neither it nor Sub is in breach of any representation, warranty, covenant or agreement under this Agreement in a manner which would cause the conditions to Closing set forth in SECTION 9.2(A) or 9.2(B) not to be satisfied, and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company which would cause the conditions to Closing set forth in SECTION 9.1(A) or 9.1(B) not to be satisfied, and such breach has not been cured within thirty
(30) calendar days after written notice to the Company; provided, however, that, no cure period shall be required for a breach which by its nature cannot be cured;

              (d) the Company may terminate this Agreement by written notice to Parent if it is not in breach of any representation, warranty, covenant or agreement under this Agreement in a manner which would cause the conditions to Closing set froth in SECTION 9.1(A) or 9.1(B) of this Agreement not to be satisfied, and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Parent or Sub which would cause the conditions to Closing set forth in SECTION 9.2(A) or 9.2(B) not to be satisfied and such breach has not been cured within thirty (30) calendar days after written notice to Parent; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured.

         11.2 EFFECT OF TERMINATION. If any Party terminates this Agreement pursuant to SECTION 11.1 above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party; provided that each Party shall remain liable for any willful breaches of this Agreement prior to its termination; and provided further that Section 7.7 hereof shall survive any termination of this Agreement.

    12. MISCELLANEOUS.

         12.1 PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party, which will not be unreasonably withheld or delayed; provided, however, that Parent may make any public disclosure which counsel advises is required by applicable law or exchange requirements or any listing or trading agreement concerning its publicly-traded securities (in which case Parent will use its Best Efforts to advise the Company prior to making the disclosure and provide the Company with an opportunity to review and comment on such disclosure in advance of public release).

         12.2 NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than the Parties, the Company Stockholders and those Persons referred to in Sections 8.4, 8.5, 8.6 and 10.2, and their respective successors and permitted assigns.

         12.3 ENTIRE AGREEMENT AND MODIFICATION. This Agreement (including the exhibits hereto) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersede any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof. This Agreement may not be amended prior to the Effective Time except by a written agreement executed by all

Parties and after the Effective Time except by a written agreement signed by Parent and a majority in interest of the Company Stockholders.

         12.4 SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties.

         12.5 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         12.6 HEADINGS. The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         12.7 NOTICES. All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (a) five
(5) days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by first class mail, postage prepaid, (b) upon delivery, if delivered by hand, (c) one business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid or (d) one business day after the business day of facsimile transmission, if delivered by facsimile transmission with receipt of transmission confirmation and with copy by first class mail, postage prepaid, and shall be addressed to the intended recipient as set forth below:

If to Parent:

         Popmail.com, Inc.
         4801 West 81st Street, Suite 112
         Bloomington, MN 55437
         Attention:  Stephen D. King, Chief Executive Officer
         Facsimile: 612-837-9916

Copy to:

         Maston Edelman Borman & Brand LLP
         3300 Norwest Center
         Minneapolis, MN 55402
         Attention:  William Mower
         Facsimile:  612-672-8397

If to the Company:

         IZ.com Incorporated
         1041 N. Formosa Blvd., Suite 210, Santa Monica Bldg.
         West Hollywood, CA 90069
         Attention:  Lee H. Stein, Chairman & Chief Executive Officer
         Facsimile: 310-___-___

Copy to:

         Wilson Sonsini Goodrich & Rosati
         Professional Corporation
         650 Page Mill Rd.
         Palo Alto, CA 94304
         Attention:  Barry Taylor/Ramsey Hanna
         Facsimile: 650-845-5000

If to VC:

         Virtual Capital LLC
         P.O. Box 526
         Zephyr Cove, NV 89448
         Attention:  Lee H. Stein
         Facsimile: 775-588-0832

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties five (5) days' advance written notice to the other Parties pursuant to the provisions above.

         12.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

         12.9 WAIVERS. The rights and remedies of the Parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

         12.10 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         12.11 EXPENSES. Each Party will bear its own costs and expenses (including legal and accounting fees and expenses) incurred in connection with this Agreement and the Contemplated Transactions. In the event the Merger is consummated, Parent will bear the costs and expenses (including accounting and legal fees and expenses) of the Company incurred in connection with this Agreement and the Contemplated Transactions.

         12.12 CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

         12.13 DISCLOSURE LETTERS.

              (a) The disclosures in the Parent Disclosure Letter and the Company Disclosure Letter, and those in any supplement thereto, will be deemed to relate only to (i) the representations and warranties in the correspondingly numbered Section of this Agreement or (ii) any other Section of this Agreement to which such disclosures clearly relate, from the perspective of a reasonable person without prior familiarity with Parent or the Company, as the case may be, or the matters addressed in such representation and warranty.

              (b) In the event of any inconsistency between the statements in the body of this Agreement and those in the Parent Disclosure Letter or the Company Disclosure Letter (other than an exception expressly set forth in the Company Disclosure Letter the Parent Disclosure Letter or the which is deemed to relate to such representation or warranty pursuant to Section 12.14(a) above), the statements in the body of this Agreement will control.

         12.14 ATTORNEYS' FEES. If any legal proceeding or other action relating to this Agreement is brought or otherwise initiated, the prevailing party shall be entitled to recover reasonable attorneys fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

         12.15 FURTHER ASSURANCES. The Parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

         12.16 TIME OF ESSENCE. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on of the date first above written.



         PARENT:                       POPMAIL.COM, INC.


                                       By: /s/ Stephen D. King
                                          --------------------------------
                                       Name:   Stephen D. King
                                            ------------------------------
                                       Title:   Chief Executive Officer
                                             -----------------------------


         COMPANY:                      IZ.COM INCORPORATED


                                       By:      /s/  Lee H. Stein
                                          --------------------------------
                                       Name:   Lee H. Stein
                                            ------------------------------
                                       Title:   Chief Executive Officer
                                             -----------------------------



         SUB:                          IZ ACQUISITION CORPORATION


                                       By:       /s/  Stephen D. King
                                          --------------------------------
                                       Name:     Stephen D. King
                                            ------------------------------
                                       Title:    Chief Executive Officer
                                             -----------------------------


         VG:                           VIRTUAL GROUP LLC


                                       By:     /s/   Lee H. Stein
                                          --------------------------------
                                       Name:    Lee H. Stein
                                            ------------------------------
                                       Title:    President
                                             -----------------------------




              [AGREEMENT AND PLAN OF REORGANIZATION SIGNATURE PAGE]